As filed with the Securities and Exchange Commission on June 11, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZOSANO PHARMA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	45-4488360
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

34790 Ardentech Court

Fremont, CA 94555

(510) 745-1200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Zosano Pharma Corporation Amended and Restated 2014 Equity and Incentive Plan

Zosano Pharma Corporation Nonstatutory Stock Option Award Agreement

(Full Title of the Plan)

Steven Lo

President and Chief Executive Officer

Zosano Pharma Corporation

34790 Ardentech Court

Fremont, CA 94555

(510) 745-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan C. Mendelson, Esq.

Kathleen M. Wells, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Telephone: (650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	135,737(2)	$0.98(5)	$133,023	$18
Common Stock, $0.0001 par value	686,875(3)	$1.01(6)	$693,744	$91
Common Stock, $0.0001 par value	450,000(4)	$1.94(7)	$873,000	$114
Total:	1,272,612		$1,699,767	$223

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of Zosano Pharma Corporation (the “Registrant”) that become issuable under the Zosano Pharma Corporation Amended and Restated 2014 Equity and Incentive Plan (the “2014 Plan”) and the Zosano Pharma Corporation Nonstatutory Stock Option Award Agreement referenced in footnote 3 below by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Represents the additional shares of common stock available for future issuance under the 2014 Plan resulting from an annual increase as of January 1, 2020 pursuant to the evergreen provision therein.
(3)	Represents the additional shares of common stock reserved for issuance upon the vesting and exercise of outstanding options granted pursuant to the evergreen provision under the 2014 Plan.
(4)

Represents shares of common stock reserved for issuance upon the vesting and exercise of a nonstatutory stock option granted as an inducement award by the Registrant to Steven Lo under a Nonstatutory Stock Option Award Agreement in accordance with Nasdaq Listing Rule 5635(c)(4).

(5)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The offering price per share and the aggregated offering price for shares reserved for future issuance under the 2014 Plan are based on the average of the high and the low price of Registrant’s common stock as reported on the Nasdaq Capital Market on June 9, 2020.

(6)

Such shares are issuable upon the vesting and exercise of outstanding stock options with a fixed exercise price. Pursuant to Rule 457(h)(1) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised, which is equal to the closing price of the Registrant’s common stock as reported on the Nasdaq Capital Market on June 3, 2020.

(7)

Such shares are issuable upon the vesting and exercise of an outstanding stock option with a fixed exercise price. Pursuant to Rule 457(h)(1) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the option may be exercised, which is equal to the closing price of the Registrant’s common stock as reported on the Nasdaq Capital Market on October 21, 2019.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering (1) an additional 822,612 shares of Zosano Pharma Corporation’s (the “Registrant”) common stock, par value $0.0001 per share, issuable under the 2014 Plan, pursuant to the automatic annual increase provision therein, from which options to purchase an aggregate of 686,875 shares of the Registrant’s common stock were subsequently granted, for which Registration Statements on Form S-8 (File No. 333-203039, File No. 333-218502, File No. 333-225527 and File No. 333-233284) are effective and (2) 450,000 shares of the Registrant’s common stock issuable upon the vesting and exercise of a nonstatutory stock option granted as an inducement award by the Registrant to Steven Lo in accordance with Nasdaq Listing Rule 5635(c)(4).

PART I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 13, 2020;

(b)	The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 29, 2020;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on May 14, 2020;

(d)

the Registrant’s Current Reports on Form 8-K filed with the SEC on January 8, 2020, February  11, 2020 (at 16:43:11), February  13, 2020, March  4, 2020 (at 17:25:02), March  4, 2020 (at 17:27:09), March  6, 2020, March 27, 2020, April 23, 2020, May 1, 2020, May  28,2020 and June  8, 2020 and our amended Current Reports on Form 8-K/A filed with the SEC on March  4, 2020 and April 21, 2020; and

(e)

the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A, dated July 25, 2014, filed with the SEC on July 25, 2014 (File No. 001-36570) and any amendment or report filed with the SEC for the purpose of updating the description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the filing of this Registration Statement shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation, as amended, eliminates the liability of our directors for monetary damages to the fullest extent permitted under applicable law.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s amended and restated bylaws provide that the Registrant will indemnify each person who was or is a party or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Zosano Pharma Corporation, or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the Delaware General Corporation Law. The Registrant’s amended and restated bylaws provide that expenses must be advanced to these indemnitees under certain circumstances. The indemnification provisions contained in the Registrant’s amended and restated bylaws are not exclusive.

In addition, the Registrant has entered into indemnification agreements with each of its directors. Each indemnification agreement provides that the Registrant will indemnify the director to the fullest extent permitted by law for claims arising in his or her capacity as a director, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that the Registrant does not assume the defense of a claim against a director, the Registrant is required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant.

In addition, the Registrant maintains standard policies of insurance under which coverage is provided to its directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Zosano Pharma Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2015 (File No. 001-36570)).

3.2	Amended and Restated Bylaws of Zosano Pharma Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2015 (File No. 001-36570)).

3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Zosano Pharma Corporation, filed on January 24, 2018 (Authorized Share Increase) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 25, 2018 (File No. 001-36570)).

3.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Zosano Pharma Corporation, filed on January 24, 2018 (Reverse Stock Split) (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 25, 2018 (File No. 001-36570)).

4.1	Specimen certificate evidencing shares of common stock of Zosano Pharma Corporation (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 filed with the SEC on July 25, 2014 (File No. 333-196983)).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Marcum LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of attorney (included on the signature page of this Registration Statement).

99.1	Zosano Pharma Corporation Amended and Restated 2014 Equity and Incentive Plan, as amended May 31, 2018 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 5, 2018 (File No. 001-36570)).

99.2	Form of Zosano Pharma Corporation Incentive Stock Option Award Agreement (incorporated by reference to Exhibit 10.13(b) to the Registrant’s Annual Report filed with the SEC on March 13, 2020 (File No. 001-36570)).

99.3	Form of Zosano Pharma Corporation Nonstatutory Stock Option Award Agreement (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report filed with the SEC on November 14, 2019 (File No. 001-36570)).

Item 9.	Undertakings.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on June 11, 2020.

Zosano Pharma Corporation

By:	/s/ Steven Lo
Name:	Steven Lo
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven Lo and Christine Matthews, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven Lo Steven Lo	President, Chief Executive Officer and Director (Principal Executive Officer)	June 11, 2020

/s/ Christine Matthews Christine Matthews	Chief Financial Officer (Principal Financial and Accounting Officer)	June 11, 2020

/s/ John P. Walker John P. Walker	Chairman of the Board of Directors	June 11, 2020

/s/ Steven A. Elms Steven A. Elms	Director	June 11, 2020

/s/ Linda S. Grais Linda S. Grais	Director	June 11, 2020

/s/ Kenneth R. Greathouse Kenneth R. Greathouse	Director	June 11, 2020

/s/ Joseph P. Hagan Joseph P. Hagan	Director	June 11, 2020

/s/ Kleanthis G. Xanthopoulos Kleanthis G. Xanthopoulos	Director	June 11, 2020